UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 8, 2018

First Horizon National Corporation
(Exact Name of Registrant as Specified in Charter)

TN	001-15185	62-0803242
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

165 MADISON AVENUE
MEMPHIS, TENNESSEE	38103
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code: (901) 523-4444

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

  ☐     Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 2.02. Results of Operations and Financial Condition.
Item 7.01. Regulation FD Disclosure.
Following the recent enactment of the Tax Cuts and Jobs Act (the "Tax Act"), First Horizon National Corporation ("First Horizon" or "FHN") estimates a reduction to fourth quarter earnings of approximately $95 million, related to the effects of tax reform primarily associated with a decrease in the valuation of the net deferred tax asset balance. This disclosure relates only to the estimated impact of tax reform on First Horizon's operating results for fourth quarter 2017. Approximately two-thirds of this decrease is related to the impact of the Tax Act on deferred tax assets resulting from the Capital Bank Financial Corp. merger. First Horizon will continue to evaluate the effect of tax reform on financial results for the quarter.

The foregoing information is furnished pursuant to Item 2.02, "Results of Operations and Financial Condition" and Item 7.01, "Regulation FD Disclosure" and speaks as of the date thereof, First Horizon does not assume any obligation to update in the future the information therein.

Item 8.01. Other Events.
In connection with the recent tax reform legislation, First Horizon announced on December 22, 2017 that it will pay a one-time $1,000 cash bonus to over 4,000 non-commission employees who do not participate in company-sponsored bonus plans. The bonuses were paid on January 8, 2018.

Additionally, in connection with recent tax reform, First Horizon has committed to contribute appreciated assets and cash with current fair values totaling approximately $16.5 million to the First Tennessee Foundation.

First Horizon anticipates that the Tax Act will favorably impact First Horizon's financial results and operations in future years due to a reduction in the effective tax rate resulting from the reduced federal statutory rate. First Horizon continues to evaluate the full impact of the Tax Act on its financial results and operations and expects to announce financial results for the quarter and year ended December 31, 2017, on January 19, 2018.

Forward-Looking Statements

This communication contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our beliefs, plans, goals, expectations, and estimates. Forward-looking statements are not a representation of historical information, but instead pertain to future operations, strategies, financial results or other developments. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “should,” “is likely,” “will,” “going forward,” and other expressions that indicate future events and trends identify forward-looking statements.

Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, operational, economic and competitive uncertainties and contingencies, many of which are beyond the control of FHN, and many of which, with respect to future business decisions and actions, are subject to change. Examples of uncertainties and contingencies include, among other important factors: global, general, and local economic and business conditions, including economic recession or depression; expectations of and actual timing and amount of interest rate movements, including the slope and shape of the yield curve, which can have a significant impact on a financial services institution; market and monetary fluctuations, including fluctuations in mortgage markets; inflation or deflation; customer, investor, competitor, regulatory, and legislative responses to any or all of these conditions; demand for FHN’s product offerings; the actions of the Securities and Exchange Commission (SEC), the Financial Accounting Standards Board (FASB), the Office of the Comptroller of the Currency (OCC), the Board of Governors of the Federal Reserve System (Federal Reserve), the Federal Deposit Insurance Corporation (FDIC), the Financial Industry Regulatory Authority (FINRA), the U.S. Department of the Treasury (Treasury), the Municipal Securities Rulemaking Board (MSRB), the Consumer Financial Protection Bureau (CFPB), the Financial Stability Oversight Council (Council), the Public Company Accounting Oversight Board (PCAOB), and other regulators and agencies; pending, threatened, or possible future regulatory, administrative, and judicial outcomes, actions, and proceedings; current or future Executive orders; changes in laws and regulations applicable to FHN; and FHN’s success in executing its business plans and strategies and managing the risks involved in the foregoing; and other factors that may affect future results of FHN.

Additional factors that could cause results to differ materially from those contemplated by forward-looking statements can be found in FHN’s Annual Report on Form 10-K for the year ended December 31, 2016, and in its subsequent Quarterly Reports on Form 10-Q filed with the SEC and available in the “Investor Relations” section of FHN’s website, http://www.firsthorizon.com, under the heading “SEC Filings” and in other documents FHN files with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First Horizon National Corporation
(Registrant)

Date: January 8, 2018	By:	/s/ William C. Losch III
William C. Losch III
Executive Vice President and Chief Financial Officer